MORTGAGEIT HOLDINGS, INC. REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

•	Reports GAAP loss of $0.17 per diluted share, which includes a $0.45 per share charge pertaining to national wholesale sub-prime exit

•	Funds $7.2 billion of loans in the first quarter representing 66% year-over-year growth; expects $7.75 to $8.25 billion in second quarter 2006 funding volume

•	Guides to an increased dividend of $0.30 for second quarter

•	Expects mortgage banking business to return to profitability in the second quarter

New York, N.Y., May 8, 2006—MortgageIT Holdings, Inc. (NYSE: MHL), a residential mortgage company organized as a real estate investment trust (‘‘REIT’’), today announced operating and financial results for the first quarter ended March 31, 2006.

The Company reported a GAAP net loss for the first quarter of 2006 of $4.7 million, or $0.17 per diluted share. Adjusted net loss for the first quarter of 2006 was $4.0 million, or $0.14 per diluted share. Net loss and adjusted net loss per diluted share are based upon weighted average outstanding shares of 28.4 million. Additional operating information is included in the ‘‘Operating Statistics Table’’ provided later in this press release.

Doug Naidus, Chairman and Chief Executive Officer, commented, ‘‘The Company has built momentum over the first three months of 2006. Now that we have completed the exit from our national wholesale sub-prime business, we are in an excellent position to capitalize on the positive trends we are seeing. Gain on sale margins continue to expand, funding volumes are increasing with a seasonal tailwind, and our portfolio has continued to perform well as prepayment speeds remain slow. As such, we are guiding to a $0.30 dividend in the second quarter, a 20% increase from the first quarter.’’

Mortgage Banking Financial and Operating Highlights:

•	For the first quarter ended March 31, 2006, MortgageIT, Inc., the Company’s mortgage banking subsidiary, had a pre-tax loss of $26.3 million. After-tax loss totaled $15.0 million or $0.53 per share. The national wholesale sub-prime exit, which is now complete, resulted in a charge to earnings of $0.45 per share or approximately $12.8 million after tax. At March 31, 2006, the Company had an immaterial amount of wholesale sub-prime inventory on its balance sheet and had reduced its wholesale sub-prime staff by approximately 96% from year end levels.

•	The Company funded $7.2 billion in mortgage originations in the first quarter of 2006. This represents a 66% increase from the year ago first quarter. The Company funded slightly more than $100 million of sub-prime loans in the first quarter of 2006.

•	Prime gain on sale margin during the first quarter was approximately 92 basis points (bps). This is a 22 bps increase from the fourth quarter of 2005. Sub-prime gain on sale margin for the first quarter was approximately negative 232 bps as the Company focused on selling remaining sub-prime inventory consistent with its efforts to exit the national wholesale sub-prime channel. Combined gain on sale margin for loans sold to third parties during the quarter ended March 31, 2006 was approximately 71 bps.

Portfolio Financial and Operating Highlights:

•	The Company’s investment portfolio earned $11.0 million or $0.39 per share in adjusted earnings during the first quarter of 2006.

•	As of March 31, 2006, the Company had an investment portfolio of approximately $5.2 billion, plus approximately $23.2 million of self-originated mortgage backed securities. The portfolio had an average balance of $4.9 billion during the first quarter of 2006. During the first quarter of 2006, the Company securitized approximately $750.0 million of self-originated ARM loans.

•	Adjusted net interest margin on the loan portfolio was 89 bps during the first quarter of 2006, down from 105 bps in the fourth quarter of 2005. Adjusted return on assets (‘‘ROA’’) on the portfolio was 71 bps in the first quarter, down from 90 bps in the fourth quarter of 2005.

Outlook and Guidance

•	The Company expects its mortgage banking business to return to profitability in the second quarter of 2006. It expects prime gain on sale margins to significantly exceed first quarter 2006 levels.

•	The Company expects to pay a second quarter dividend of $0.30 per share.

•	The Company expects the average balance of its investment portfolio to be approximately $5.0 billion during the second quarter of 2006.

•	The Company expects to report loan funding volume of approximately $7.75 to $8.25 billion in the second quarter of 2006, which would represent an increase of 21% to 29% over the second quarter of 2005. Year-ago fundings included approximately $791 million of wholesale sub-prime originations.

Adjusted Financial Measures

Adjusted net loss, adjusted net interest margin, adjusted return on assets, and adjusted earnings per share (diluted) are non-GAAP financial measures which are reported by the Company in addition to net loss and earnings per share (diluted) as prepared in accordance with GAAP. As indicated in its first quarter 2005 release, during the first quarter of 2005, the Company did not qualify under the Statement of Financial Accounting Standards No. 133, ‘‘Accounting for Derivative Instruments and Hedging Activities’’ (‘‘FAS 133’’) with respect to certain hedging activities. The non-GAAP financial measures reported by the Company are presented as if the Company qualified under FAS 133 in all periods. If the Company qualified under FAS 133, gains and losses on derivative hedges would have been deferred and amortized over the hedge period. Since the Company did not qualify under FAS 133, both realized and unrealized gains and losses were recognized in GAAP earnings in prior periods. Management believes that by making these adjustments in this manner, the non-GAAP measures provide a useful gauge of the Company’s operating performance because, as adjusted, these amounts highlight that portion of the Company’s reported earnings that is more likely to be ongoing in nature.

First Quarter 2006 Conference Call Information

MortgageIT Holdings, Inc. will hold an investor conference call to discuss its first quarter financial results on Tuesday, May 9, 2006 at 10:00 a.m. Eastern Time. Interested parties may listen to the live call by dialing 888-694-4702 (U.S.) or 973-582-2741 (International) and referencing the conference ID #7263046, or by visiting the MortgageIT Holdings corporate website, http://www.mortgageitholdings.com, to listen to a live conference call webcast.

A replay of the conference call will be available through Tuesday, May 16, 2006, at midnight ET. The replay can be accessed by dialing 877-519-4471 (U.S.) and 973-341-3080 (International). The pass code for the replay is 7263046. An archived replay of the webcast also will be available on the Company’s corporate website.

About MortgageIT Holdings, Inc.

MortgageIT Holdings, Inc. (NYSE: MHL) is a self-administered mortgage real estate investment trust (‘‘REIT’’) focused on the residential lending market. The Company self-originates its investment portfolio of high quality adjustable rate mortgage (‘‘ARM’’) loans through MortgageIT, Inc., its wholly owned residential mortgage banking subsidiary. MortgageIT, Inc. is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States. MortgageIT Holdings is organized and conducts its operations to qualify as a REIT for federal income tax purposes. MortgageIT is organized and operates as MortgageIT Holdings' taxable REIT subsidiary. For more information, please visit http://www.mortgageitholdings.com.

Forward-Looking Statements

In this press release, 2006 results are unaudited. Also, this press release contains certain ‘‘forward-looking statements,’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that relate to future, not past, events. In this context, forward-looking statements often address the Company’s expected future business and financial performance, and often contain words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘will’’ or other similar words or expressions. Forward-looking statements, by their nature, address matters that are, to different degrees, uncertain and include, among other things, statements relating to the Company’s ability to fund a fully-leveraged, self-originated loan portfolio, its anticipated loan funding volume and the Company’s ability to pay dividends. These statements are based on the current economic environment and management's current expectations and beliefs, and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements are inherently subject to significant economic, competitive, and other contingencies that are beyond the control of management. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, MortgageIT, Inc.'s continued ability to originate new loans, including loans that the Company deems suitable for its securitization portfolio; changes in the capital markets, including changes in interest rates and/or credit spreads; and other risks detailed in the Company’s Annual Report on Form 10-K that was filed with the Securities and Exchange Commission (‘‘SEC’’) on March 15, 2006 and from time to time in the Company’s other SEC filings. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For additional information contact:

Investors
Sean McGrath
MortgageIT Holdings, Inc.
212-651-4637

Media
Joe LoBello
Brainerd Communicators, Inc.
212-986-6667

MortgageIT Holdings and Subsidiaries

Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2006	December 31, 2005
ASSETS
Cash	$55,079	$36,757
Restricted cash	1,889	712
Marketable securities held to maturity	1,489	3,675
Portfolio ARM Loans
ARM loans collateralizing debt obligations, net	5,214,439	4,681,554
ARM loans held for securitization, net	0	282
Total Portfolio ARM Loans	5,214,439	4,681,836
Mortgage loans held for sale	2,856,370	3,378,197
Mortgage-backed securities-available for sale	23,211	23,357
Hedging instruments	72,659	54,472
Accounts receivable, net of allowance	148,752	146,043
Prepaids and other assets	46,933	31,262
Goodwill	11,639	11,639
Property and equipment, net	14,790	13,941
Total assets	$8,447,250	$8,381,891
LIABILITIES AND STOCKHOLDERS' EQUITY
Collateralized debt obligations	$4,992,895	$4,485,197
Warehouse lines payable	2,689,694	3,177,990
Repurchase agreements	102,282	87,058
Hedging instruments	6,410	8,801
Junior subordinated debentures	128,871	77,324
Notes payable and other debt	30,000	15,000
Accounts payable, accrued expenses and other liabilities	138,598	176,619
Total liabilities	8,088,750	8,027,989
STOCKHOLDERS' EQUITY (DEFICIT)
Common stock	292	289
Treasury stock	(1,178)	(1,178)
Additional paid-in capital	393,380	393,304
Unearned compensation – restricted stock	(5,060)	(5,889)
Accumulated other comprehensive income (loss)	28,732	13,225
Accumulated deficit	(57,666)	(45,849)
Total stockholders' equity	358,500	353,902
Total liabilities and stockholders' equity	$8,447,250	$8,381,891

Consolidated Statements of Operations (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three Months Ended Mar 31,
	2006	2005
Revenues:
Gain on sale of mortgage loans	$45,752	$32,107
Brokerage revenues	6,438	6,398
Interest income	113,908	53,752
Interest expense	(104,981)	(31,486)
Net interest income	8,927	22,266
Realized and unrealized gain on hedging instruments	420	8,922
Other	238	263
Total revenues	61,775	69,956
Operating expenses:
Compensation and employee benefits	37,242	27,789
Processing expenses	23,918	10,363
General and administrative expenses	7,580	6,818
Rent	3,688	2,275
Marketing, loan acquisition and business	1,270	895
development
Professional fees	2,597	2,310
Depreciation and amortization	1,547	796
Total operating expenses	77,842	51,246
(Loss) income before income taxes	(16,067)	18,710
Income taxes	(11,340)	2,982
Net (loss) income	(4,727)	15,728
Dividends on convertible redeemable preferred stock, accrued and unpaid	—	—
Net (loss) income attributable to common stockholders	$(4,727)	$15,728
Earnings per Share:
Basic	$(0.17)	$0.81
Diuted	$(0.17)	$0.79
Number of Shares:
Basic	28,352	19,405
Diluted	28,352	19,846

Segment Financial Results for the First Quarter of 2006

(in thousands – except EPS)	Mortgage Banking		Portfolio		Consolidated
	Amount	EPS	Amount	EPS	Amount	EPS
After tax (loss)/earnings prior to elimination	(14,986)	(0.53)	8,902	0.31	(6,084)	(0.22)
Elimination(1)	20	0.00	1,337	0.05	1,358	0.05
After tax (loss)/earnings net of elimination	(14,966)	(0.53)	10,239	0.36	(4,727)	(0.17)
Adjustment for after tax impact relating to FAS133(2)	0	0.00	742	0.03	742	0.03
Adjusted (Loss)/Earnings	(14,966)	(0.53)	10,981	0.39	(3,985)	(0.14)

(1)	Eliminates the economic impact of inter-company loan sales from the mortgage bank to the portfolio.

(2)	Adjusts previous gains and losses on derivative hedges reported by the Company (as a result of not qualifying under FAS 133) and the corresponding amortization associated with those gains and losses.

Operating Statistics Table

	Rolling five quarter information (Quarter ended)
	Mar 31, 2005	Jun 30, 2005	Sep 30, 2005	Dec 31, 2005	Mar 31, 2006
Mortgage Banking Metrics
Loan volume ($ millions)	$4,340	$6,389	$9,249	$9,244	$7,195
% Purchase	51%	56%	48%	47%	44%
% Refinance	49%	44%	52%	53%	56%
% Funded in MortgageIT name (banked)	92%	93%	95%	96%	95%
Held for sale warehouse balance (avg) ($ millions)	$1,500	$2,139	$3,655	$4,828	$4,267
Warehouse weighted average coupon	6.33%	5.87%	5.24%	5.59%	5.60%
Warehouse borrowing cost	3.33%	3.74%	4.36%	4.95%	5.31%
Warehouse net interest margin	3.00%	2.13%	0.88%	0.64%	0.29%
Number of production branches	51	53	58	54	49
Gain on sale on total loans sold to third parties (Bps)	105	114	93	71	71
Gain on sale prime loans sold to third parties (Bps)	97	93	80	70	92
Gain on sale sub-prime loans sold to third parties (Bps)	186	227	175	75	(232)
Gain on sale on loans transferred to portfolio (Bps)	87	70	78	66	NM
Margin on loans brokered (Bps)	133	116	128	122	135
Loan Portfolio Metrics
Average loan assets in portfolio ($ millions)	$2,786	$3,404	$4,197	$4,804	$4,939
Weighted average coupon of loans	5.12%	5.17%	5.37%	5.41%	5.48%
Scheduled loan basis amortization	0.21%	0.22%	0.28%	0.26%	0.18%
Incremental loan basis amortization due to higher prepayment rates	—%	0.05%	0.08%	0.00%	0.00%
Net weighted average coupon	4.91%	4.90%	5.01%	5.15%	5.30%
Interest expense (net of hedging)	3.07%	3.62%	3.93%	4.19%	4.47%
FAS133 adjustment	—%	-0.17%	-0.14%	-0.10%	-0.06%
Adjusted net interest margin	1.84%	1.45%	1.22%	1.05%	0.89%
General and administrative (includes servicing expense)	0.41%	0.44%	0.34%	0.07%	0.15%
Credit provision	0.09%	0.09%	0.09%	0.09%	0.03%
Adjusted loan portfolio return on assets	1.34%	0.92%	0.79%	0.90%	0.71%
Adjusted loan portfolio return on assets prior to increased prepayments	1.34%	0.97%	0.87%	0.90%	0.71%
Credit Reserve for HFI Portfolio (Based on Average Balance)
Credit reserve balance	0.047%	0.062%	0.073%	0.086%	0.090%
60 to 89 days past due	0.06%	0.11%	0.26%	0.26%	0.25%
Over 90 days past due	—%	—%	0.04%	0.12%	0.03%
Foreclosure	0.04%	0.17%	0.13%	0.09%	0.24%
Total past due and foreclosure	0.10%	0.28%	0.43%	0.47%	0.52%